Exhibit (d.12)

SUBADVISORY AGREEMENT

THIS SUBADVISORY AGREEMENT (the “Agreement”) is entered into as of the 31st day of August, 2005 by and between Frontegra Asset Management, Inc., an Illinois corporation (“Adviser”) and Netols Asset Management, Inc., a Wisconsin corporation (“Subadviser”).

W I T N E S S E T H

WHEREAS, Frontegra Funds, Inc., a Maryland corporation (the “Corporation”), is registered with the Securities and Exchange Commission (the “SEC”) as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, pursuant to an Investment Advisory Agreement between the Corporation and the Adviser (the “Advisory Agreement”), the Corporation has retained Adviser to act as its investment adviser;

WHEREAS, the Advisory Agreement permits Adviser to delegate certain of its duties to a subadviser, subject to the requirements of the 1940 Act; and

WHEREAS, Adviser desires to retain Subadviser as subadviser for the Frontegra Netols Small Cap Value Fund (the “Fund”), a newly formed series of the Corporation.

NOW, THEREFORE, Adviser and Subadviser mutually agree as follows:

1.

Appointment as Subadviser.

  Adviser hereby retains Subadviser to act as subadviser for the Fund, subject to the supervision of Adviser and the Board of Directors of the Corporation and subject to the terms of this Agreement, and Subadviser agrees to accept such employment.

2.

Duties of Subadviser.

(a)

Investments.  Subject to the 1940 Act, the direction of Adviser, the Board of Directors of the Corporation and the investment policies and restrictions of the Fund as set forth in the Corporation’s current registration statement on Form N-1A, Subadviser is authorized and directed to purchase, hold, sell and monitor on a continuous basis investments for the account of the Fund (the “Investments”).  In providing these services, Subadviser will conduct a continual program of investment, evaluation and, if appropriate, sale and reinvestment of the Investments.  Adviser will provide Subadviser with reasonable assistance in connection with Subadviser’s activities under this Agreement, including without limitation, providing such information concerning the Fund, its daily funds available for investment and general affairs of the Corporation as Subadviser may request.

(b)

Allocation of Brokerage.  Subject to the supervision of Adviser and the Board of Directors of the Corporation, Subadviser is authorized and directed to establish and maintain accounts on behalf of the Fund, place orders for the purchase and sale of Investments with or through such persons, brokers or dealers as Subadviser may elect, and negotiate commissions to be paid on such transactions.  In selecting brokers or dealers and placing orders, Subadviser will seek to obtain the most favorable combination of price and execution available (considering all factors it deems relevant under the circumstances, including price, size of transaction, nature of the market for the security, amount of commission, if any, timing, reputation of broker or dealer and other factors), except to the extent it may be permitted to pay higher brokerage commissions for brokerage and research services as provided below.

Subadviser may cause the Fund to pay a broker that provides brokerage and research services to the Subadviser a commission in excess of the commission that another broker would have charged for effecting that transaction provided (i) Subadviser determines in good faith that the commission is reasonable in relation to the value of the brokerage and research services provided by the executing broker in the terms of the particular transaction; (ii) such commission is paid in material compliance with all applicable state and federal laws, including Section 28(e) of the Securities Exchange Act of 1934, as amended, and in accordance with this Agreement, and (iii) in the opinion of the Subadviser, the total commissions paid by the Fund will be reasonable in relation to the services received.  Subadviser shall provide such information regarding any such “soft dollar” arrangements that the Subadviser maintains with respect to the Fund as may be requested from time to time by the Fund and the Adviser.

To the extent not prohibited by applicable law, Subadviser may aggregate the securities to be sold or purchased to seek to obtain the most favorable price or lower brokerage commissions and efficient execution.  In such event, allocation of these securities and the expenses incurred in the transaction will be made by Subadviser in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the Fund and its other clients.

(c)

Securities Transactions.  Subadviser and any of its affiliated persons will not purchase securities or other instruments from or sell securities or other instruments to the Fund; provided, however, Subadviser may purchase securities or other instruments from or sell securities or other instruments to the Fund if such transaction is permissible under applicable law and the Fund’s procedures or in accordance with an exemptive order.

(d)

Books and Records.  Subadviser will maintain all books and records required to be maintained pursuant to the 1940 Act with respect to its management of the Fund, including without limitation, a daily ledger of such assets and liabilities relating thereto and brokerage and other records of all securities transactions, and will furnish to Adviser or the Fund in a timely manner copies of all such books and records upon written request.  Subadviser will also preserve such books and records for the periods prescribed in Rule 31a-2 under the 1940 Act.

(e)

Information Provided by Subadviser.  As Adviser or the Board of Directors of the Corporation may reasonably request, Subadviser will furnish reports on portfolio transactions and reports on Investments held in the portfolio in such detail as the requesting party may reasonably request.  Subadviser will prepare, subject to review by the Adviser, a letter to shareholders to be included in the Fund’s semi-annual reports.  As mutually agreed upon by the parties to this Agreement, Subadviser also will provide the Fund and Adviser quarterly economic and investment analyses and reports or other investment services normally available to Subadviser’s other clients.  Upon reasonable advance notice, Subadviser will make its officers and employees available to meet with Adviser and the Corporation’s Board of Directors at the Corporation’s principal place of business or another mutually agreed location to review the Investments of the Fund.  Subadviser will inform the Corporation and Adviser of material changes in investment strategy, tactics, ownership or key personnel.  Subadviser also will provide information to the Adviser to assist the Adviser in ensuring the Fund’s compliance with the Internal Revenue Code of 1986, the 1940 Act, the Securities Act of 1933, as amended (the “1933 Act”), and any state securities law, rule or regulation.

(f)

Custody Arrangements.  Subadviser acknowledges receipt of a Custody Agreement for the Fund and, to the extent within its control, will comply in all material respects with the provisions of that agreement that relate to the Subadviser’s duties hereunder.  On each business day, Subadviser will provide the Fund’s custodian with information relating to all transactions concerning the Fund’s assets as Adviser or the custodian reasonably requests.

(g)

Voting of Proxies.  Subadviser shall be responsible for voting proxies with respect to securities held by the Fund.  Subadviser shall provide the Corporation, in a timely manner, the proxy voting records of the Fund as required by Form N-PX and such other information regarding proxy voting as may reasonably be requested by the Fund’s Board of Directors or Adviser.  Subadviser shall use its good faith judgment to vote or abstain from voting proxies in a manner which it reasonably believes best serves the interests of Fund shareholders.

(h)

Agent.  Subject to any other written instructions of Adviser, the Corporation or the Fund, Subadviser is hereby appointed as Adviser’s, the Corporation’s and the Fund’s agent and attorney-in-fact for the limited purpose of executing account documentation, agreements, contracts and other documents as Subadviser is requested by brokers, dealers, counterparties and other persons in connection with its management of the Investments; provided, however, that any such documentation that the Subadviser shall execute shall comply in all material respects with all laws, rules and regulations applicable to the business of the Corporation, including but not limited to the 1940 Act and the rules and regulations thereunder.  Subadviser shall provide the Adviser and the Corporation with copies of any documents executed on behalf of the Corporation hereunder as soon as possible after the execution of any such documents.

(i)

Compliance with Applicable Law and Governing Documents.  With respect to all matters relating to its performance under this Agreement, Subadviser and its directors, officers, partners and employees will act in accordance in all material respects with applicable law and with the Corporation’s governing instruments and regulatory filings, including the Corporation’s Articles of Incorporation, By-Laws, currently effective Registration Statement under the 1940 Act and the 1933 Act and Notice of Eligibility under Rule 4.5 of the Commodity Exchange Act (the “CEA”) and the Fund’s Prospectus, policies and procedures, copies of which the Adviser has provided to Subadviser prior to the date hereof, (collectively, “Governing Instruments and Regulatory Filings”) and any reasonable instructions or directions of the Corporation, its Board of Directors or Adviser provided in writing.  Adviser will promptly provide Subadviser with any material amendments, supplements or other changes to the Governing Instruments and Regulatory Filings, and upon receipt, Subadviser will act in accordance with such amendments, supplements or other changes.

(j)

Corporation’s Name; Adviser’s Name.  Subadviser will have no rights relating to the Corporation’s name, the Fund’s name or in the name “Frontegra” as it is used in connection with investment products, services or otherwise, and Subadviser will make no use of such names without the express written consent of the Corporation, the Fund or Adviser, as the case may be; provided that notwithstanding anything in this Agreement, Subadviser shall be entitled to use the Fund’s name and the name “Frontegra” in Form ADV or any other document required to be filed with any governmental agency or self-regulatory organization and in marketing materials for the limited purpose of indicating that Subadviser is the subadviser to the Fund.  Subadviser may use the Fund’s name and “Frontegra” in marketing materials for other purposes subject to prior review and approval by Adviser.

(k)

Personal Securities Transactions.  Subadviser will comply in all material respects with Rule 17j-l under the 1940 Act.  Upon reasonable request during any business day, Subadviser will promptly make available to Adviser or the Fund any reports concerning the Fund required to be made by Subadviser pursuant to Rule 17j-1 under the 1940 Act.

(l)

Fair Valuation.  In accordance with procedures adopted by the Board of Directors of the Corporation, as amended from time to time, Subadviser shall provide appropriate assistance with fair valuation of those securities in which it invests Fund assets for which readily available market prices are unavailable.

(m)

Regulatory Filings.  Subadviser will provide a back-up certification to Adviser in a form reasonably satisfactory to each party relating to the Corporation’s periodic reports on Form N-CSR and Form N-Q with respect to matters of which Subadviser has firsthand knowledge.

(n)

Compliance Oversight.  Subadviser agrees to cooperate with periodic reviews of Subadviser’s compliance program by the Fund’s compliance personnel and to provide to the Fund such additional information and certifications regarding Subadviser’s policies and procedures as may reasonably be requested by the Fund’s compliance personnel.  Subadviser agrees to promptly notify the Adviser of any material compliance violations which affect the Fund.

(o)

Section 15(c) Request for Information.  Subadviser shall provide such information as may reasonably be requested by the Board of Directors of the Corporation under Section 15(c) of the 1940 Act in connection with its annual consideration of this Agreement.

3.

Services to Competing Funds.  Except as consented to by the Adviser in writing (which consent shall not be unreasonably withheld), during the term of this Agreement (and for an additional period if agreed to in writing by the parties prior to termination of this Agreement), Subadviser (and its successors) and any person or entity controlled by Subadviser other than individual employees, will not act as investment adviser or subadviser or render investment advice to or sponsor, promote or distribute any no load investment company (or portfolio thereof) or comparable entity registered under the 1940 Act that is managed by a single investment adviser and is in the same Lipper category as the Fund.

4.

Duties of Adviser.  Adviser will continue to be responsible for all services to be provided to the Fund pursuant to the Advisory Agreement, and shall oversee and review Subadviser’s performance under this Agreement.

5.

Independent Contractor.  Subadviser will be an independent contractor in performing its duties under this Agreement and unless otherwise expressly provided herein or otherwise authorized in writing, will have no authority to act for or represent the Corporation, the Fund or Adviser in any way or otherwise be deemed an agent of the Corporation, the Fund or Adviser.

6.

Compensation.  Adviser will pay Subadviser a fee for its services (the “Subadvisory Fee”) at an annual rate of 0.60% of the Fund’s average daily net assets. Subject to the foregoing, the Subadvisory Fee shall be accrued each calendar day during the term of this Agreement and the sum of the daily fee accruals shall be paid monthly as soon as practicable following the last day of each month.

7.

Expenses.  Subadviser shall bear its own expenses incurred by it in connection with its services under this Agreement other than the cost of Investments (including brokerage commissions and other transaction charges, if any, on such Investments) purchased or sold by the Fund.  In addition, Subadviser will, from time to time at its sole expense, employ such persons as it reasonably believes to be particularly fitted to assist it in the execution of its duties hereunder.  Subadviser shall not be responsible for the Fund’s or the Adviser’s expenses.  Specifically, Subadviser will not be responsible for expenses of the Fund or the Adviser, including, but not limited to, the following:  (a) charges and expenses for determining the Fund’s net asset value and the maintenance of the Fund’s books and records and related overhead; (b) the charges and expenses of the Fund’s lawyers and auditors; (c) the charges and expenses of any custodian, transfer agent, plan agent, dividend disbursing agent and/or administrator appointed by the Fund; (d) brokers’ commissions, and issue and transfer taxes chargeable to the Fund in connection with securities transactions to which the Fund is a party; (e) insurance premiums, interest charges, dues and fees for membership in trade associations and all taxes and corporate fees payable by the Fund to federal, state or other government agencies; (f) fees and expenses required to be paid for registration with the SEC, or any fees and expenses required to be paid for the sale of Fund shares in any state; (g) expenses related to shareholders’ and directors’ meetings, and the preparation, printing and distribution of prospectuses, proxy statements, reports to shareholders and other Fund sales literature; (h) distribution fees payable pursuant to rule 12b-1 under the 1940 Act, if any; and (i) compensation payable to the Fund’s directors.

8.

Representations and Warranties of Subadviser.  Subadviser represents and warrants to Adviser, the Corporation, and the Fund as follows:

(a)

Subadviser is registered as an investment adviser under the Advisers Act;

(b)

Subadviser will not engage in any futures transactions or options thereon on behalf of the Fund prior to Subadviser filing a notice of exemption pursuant to Rule 4.14 under the CEA with the Commodity Futures Trading Commission (the “CFTC”) and the National Futures Association or becoming otherwise qualified to act as a commodity trading advisor under the CEA;

(c)

Subadviser is a corporation duly organized and validly existing under the laws of the State of Wisconsin with the power to carry on its business as it is now being conducted;

(d)

The execution, delivery and performance by Subadviser of this Agreement are within its powers and have been duly authorized by all necessary action, and no action or filing with any governmental body, agency or official is required for the execution, delivery and performance of this Agreement, and the execution, delivery and performance by Subadviser of this Agreement do not contravene or constitute a default under any provision of applicable law, rule or regulation, Subadviser governing instruments or any agreement, judgment, injunction, order, decree or other instrument binding upon Subadviser;

(e)

This Agreement is a valid and binding agreement of Subadviser;

(f)

Subadviser has provided its current (and will promptly provide all amendments thereto) Form ADV (Parts 1 and II) to Adviser, and each Form ADV provided to Adviser is and will be a true and complete copy of Subadviser’s Form ADV and, to the best of Subadviser’s knowledge and belief, the information contained therein is accurate and complete in all material respects and does not omit to state any material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading; and

(g)

Subadviser has provided its Code of Ethics to Adviser along with the certification required by Rule 17j-1(c)(1)(ii) under the 1940 Act.  In accordance with Rule 17j-1, the Subadviser will submit any material changes to such Code of Ethics to the Corporation’s Board of Directors for approval no later than six months after its adoption of the material changes.  During the term of this Agreement, Subadviser will annually certify to the Corporation’s Board of Directors that it has adopted procedures reasonably necessary to prevent persons subject to such Code from violating the Code of Ethics, and will describe in a written report any issues arising under the Code regarding material violations of the Code and sanctions imposed in response thereto.

(h)

Subadviser has adopted, maintains and implements written policies and procedures with regard to the protection of customer records and information, as required by Regulation S-P.

(i)

Subadviser has adopted proxy voting policies which comply in all material respects with the requirements of the 1940 Act.

(j)

Subadviser represents, warrants and agrees that it has adopted and implemented, and will maintain throughout the term of this Agreement, policies and procedures, as required by Rule 206(4)-7 under the Advisers Act.  Subadviser has provided the Fund with true and complete copies of such policies and procedures (or summaries thereof).

9.

Representations and Warranties of Adviser.  Adviser represents and warrants to Subadviser, as follows:

(a)

Adviser is registered as an investment adviser under the Advisers Act;

(b)

Adviser is a corporation duly organized and validly existing under the laws of Illinois with the power to carry on its business as it is now being conducted;

(c)

The execution, delivery and performance by Adviser of this Agreement are within its powers and have been duly authorized by all necessary action, and Adviser has caused to be taken all necessary action under the Advisory Agreement and the 1940 Act to authorize the retention of Subadviser under this Agreement, and no action or filing with any governmental body, agency or official is required for the execution, delivery and performance of this Agreement and the execution, delivery and performance by Adviser of this Agreement do not contravene or constitute a default under any provisions of applicable law, rule or regulation, Adviser governing instruments or any agreement, judgment, injunction, order, decree or other instrument binding upon Adviser;

(d)

This Agreement is a valid and binding agreement of Adviser.

(e)

Adviser has provided to Subadviser the Corporation’s current Registration Statement on Form N-1A relating to the Fund, and agrees to promptly provide Subadviser with all supplements or amendments thereto relating to the Fund and to advise Subadviser promptly in writing of any changes in the Fund’s investment policies or restrictions.

10.

Survival of Representations and Warranties.  All representations and warranties made by the parties pursuant to Sections 8 and 9 will survive for the duration of this Agreement, and each party will immediately notify the other party in writing upon becoming aware that any of the foregoing representations and warranties are no longer true.

11.

Liability and Indemnification.

(a)

Liability.  In the absence of willful misfeasance, bad faith, gross negligence, or reckless disregard on the part of Subadviser of its duties or obligations under this Agreement, Subadviser shall not be subject to any liability to Adviser for any act or omission in the course of, or in connection with, rendering services hereunder or for any loss suffered by the Adviser, the Corporation, the Fund (including losses that may be sustained in the purchase, holding or sale of Investments), or its shareholders in connection with matters to which this Agreement relates.  In the absence of willful misfeasance, bad faith, gross negligence, or reckless disregard on the part of the Adviser of its duties or obligations under this Agreement, the Adviser shall not be subject to any liability to Subadviser for any act or omission in the course of, or in connection with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of Investments; provided, however, that nothing herein shall relieve the Adviser or Subadviser from any of their respective obligations under applicable law, including without limitation, federal and state securities laws and the CEA.

(b)

Indemnification.  Subadviser shall indemnify the Adviser and its respective officers, directors and “controlling persons” (within the meaning of Section 2(a)(9) of the 1940 Act), for any liability and expenses, including reasonable attorneys’ fees, which may be sustained as a result of the Subadviser’s willful misfeasance, bad faith, gross negligence, or reckless disregard of its duties or obligations hereunder or any violations of applicable law, including, without limitation, federal and state securities laws and the CEA.  The Adviser shall indemnify the Subadviser and its managing members, officers, directors and “controlling persons” (within the meaning of Section 2(a)(9) of the 1940 Act) for any liability and expenses, including reasonable attorneys’ fees, which may be sustained as a result of the Adviser’s willful misfeasance, bad faith, gross negligence, or reckless disregard of its duties or obligations hereunder or any violations of applicable law, including, without limitation, federal and state securities laws and the CEA.

12.

Duration and Termination.

(a)

Duration.  This Agreement shall begin as of the date of execution hereof and shall continue in effect for two years from the date of this Agreement and thereafter for successive periods of one year, subject to the provisions for termination and all of the other terms and conditions hereof if such continuation  shall be specifically approved at least annually (i) by the vote of a majority of the Board of Directors of the Corporation, including a majority of the directors who are not parties to this Agreement or “interested persons” of any such party (as defined in the 1940 Act), cast in person at a meeting called for that purpose or (ii) by the vote of a majority of the outstanding voting securities (as that phrase is defined in Section 2(a)(42) of the 1940 Act) of the Fund.  Adviser will use its good faith efforts to facilitate such annual approval unless it believes that the continuation of this Agreement is not in the best interest of the Fund.

(b)

Termination.  Notwithstanding anything to the contrary provided herein, this Agreement may be terminated at any time, without payment of any penalty:  (i) by the vote of a majority of the Board of Directors of the Corporation, by the vote of a majority of the outstanding voting securities of the Fund or by Adviser, in each case upon not more than 60 days’ written notice; or (ii) by Subadviser upon not less than 120 days’ written notice to Adviser, the Corporation, and the Fund.  This Agreement shall also terminate automatically in the event of its assignment (as defined in Section 2(a)(4) of the 1940 Act) or upon the termination of the Advisory Agreement.

13.

Amendment.  This Agreement may be amended by the mutual consent of the parties, provided that the terms of each such amendment shall be approved by (i) the affirmative vote of a majority of the Board of Directors of the Corporation cast in person at a meeting called for that purpose, including a majority of directors who are not “interested persons” of the Fund or the Adviser, and (ii) if necessary, by a vote of a majority of the outstanding voting securities of the Fund.  If such amendment is proposed in order to comply with the requirements of the SEC, state regulatory bodies or other governmental authorities, Adviser will notify Subadviser of the form of amendment which it deems necessary or advisable and the reasons therefor.

14.

Confidentiality.  Subject to the duties of the parties to comply with applicable laws, including any demand of any regulatory or taxing authority having jurisdiction or under compulsory process of law, each party shall treat as confidential all non-public information pertaining to the Fund and the actions of Subadviser, the Adviser and the Corporation in respect thereof.  Subadviser agrees to adhere to the privacy policies adopted by the Corporation pursuant to Regulation S-P under the Gramm-Leach-Bliley Act.  Subadviser will not share any nonpublic personal information concerning Fund shareholders with any other party except as necessary for the performance of duties under this Agreement or as required by law or allowed under one of the exceptions set forth in Regulation S-P.

15.

Notice.  Any notice that is required to be given by the parties to each other under the terms of this Agreement shall be in writing, delivered or mailed postpaid to the other party, or transmitted by facsimile with acknowledgment of receipt, to the parties at their principal places of business, which may from time to time be changed by the parties by notice to the other party.

16.

Governing Law.  This Agreement is governed by and construed in accordance with the laws of the United States and the internal laws of the State of Illinois, without giving effect to conflicts of laws principles; provided, however, that nothing herein shall be construed in a manner that is inconsistent with the 1940 Act, the Advisers Act or the rules and regulations promulgated with respect to such respective Acts.

17.

Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall together constitute one and the same instrument.

18.

Severability.  If any provision of this Agreement is held or made invalid by a court decision or applicable law, the remainder of the Agreement shall not be affected adversely and shall remain in full force and effect.

19.

Miscellaneous.  Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof.  Specifically, as used in this Agreement, “investment company,” “affiliated person,” “interested person,” “assignment,” “broker,” “dealer” and “affirmative vote of the majority of the Fund’s outstanding voting securities” shall all have such meaning as such terms have in the 1940 Act.  The term “investment adviser” shall have such meaning as such term has in the Advisers Act or the 1940 Act, as the case may be.  In addition, where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is relaxed by a rule, regulation or order of the SEC, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first written above.

FRONTEGRA ASSET MANAGEMENT, INC.

on behalf of Frontegra Netols Small Cap Value Fund

By:

/s/ William D. Forsyth III

Name:

William D. Forsyth, III

Title:

Co-President

Attest:

/s/ Ellen Drought

NETOLS ASSET MANAGEMENT, INC.

By:

/s/ Jeffrey W. Netols

Name:

Jeffrey W. Netols

Title:

President

Attest:

/s/ Joseph P. Waldron